Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement on Form S-1 (No. 333-267936) of Rumble Inc. of our report dated March 27, 2024, relating to the consolidated financial statements of Rumble Inc. as of and for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

Seattle, Washington

May 21, 2024